Exhibit 10.2
RETENTION INCENTIVE AGREEMENT
     This Retention Incentive Agreement (the “Agreement”) dated April 11, 2010, by and among RRI Energy, Inc. (“Parent”), RRI Energy Corporate Services, LLC (“Employer”) and Mark M. Jacobs (the “Executive”).
     WHEREAS, on the date hereof, Parent, RRI Energy Holdings, Inc. and Mirant Corporation (“Mirant”) are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Mirant will become a wholly-owned subsidiary of Parent effective as of the Closing (as that term is defined in the Merger Agreement (the “Closing”));
     WHEREAS, it is contemplated that the present Chief Executive Officer of Mirant, Edward R. Muller (“Mr. Muller”), will become the Chairman and Chief Executive Officer of Parent, and the Executive will become the President and Chief Operating Officer of Parent, effective as of the Closing;
     WHEREAS, it is contemplated that the Executive will become the Chief Executive Officer of Parent effective upon the third anniversary of the Closing or on such earlier date that Mr. Muller ceases to be the Chief Executive Officer of Parent for any reason;
     WHEREAS, Parent, Employer and the Executive entered into a Change in Control Agreement effective as of December 31, 2008, as amended as of the date hereof (the “CIC Agreement”), and the Executive has agreed to waive certain important rights that he previously enjoyed under the CIC Agreement;
     WHEREAS, as the current Chief Executive Officer of Parent, the Executive has unique experience regarding the operation of Parent and its affiliates that will be critical to the success of the transactions contemplated by the Merger Agreement;
     WHEREAS, the Executive is expected to have expanded obligations following the Closing in light of the need to continue operations of the combined organization while at the same time facilitating the integration of Parent, Mirant and their respective affiliates;
     WHEREAS, the continued service of Executive is expected to induce other employees of Parent and its affiliates to continue employment with the combined organization and thereby help ensure the success of the transactions contemplated by the Merger Agreement;
     WHEREAS, Parent and Employer accordingly wish to induce the Executive to remain employed by Parent and Employer following the Closing, and the Executive wishes to continue such employment, subject to the provisions of this Agreement; and
     WHEREAS, Parent and Employer believe that the payments contemplated by this Agreement are reasonable in light of the foregoing considerations.

     NOW, THEREFORE, in light of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Parent, Employer and the Executive hereby agree as follows:
     1. Not later than thirty (30) days following the Closing, Parent shall grant to the Executive a number of shares of common stock, par value $0.001 per share, of Parent (“Common Stock”), or alternatively cash or stock settled units in respect thereof or a mix of any such vehicles, with a value, based on the closing trading price of Common Stock on the date of Closing, equal to two times the sum of the Executive’s annual rate of base salary and annual target bonus as in effect immediately before the Closing, subject to the forfeiture provisions described below in this Agreement (the “Restricted Stock”). The grant will be made under and subject to the terms of the Parent’s 2002 Long-Term Incentive Plan or other applicable equity incentive compensation plan and the terms of this Agreement and shall be in addition to, and not in lieu of, any annual or other equity grant to which the Executive shall be entitled.
     2. Subject to the additional provisions of this Agreement, (i) the restrictions on the Restricted Stock shall lapse, and the Restricted Stock shall vest, in two equal tranches on the first and second anniversaries of the Closing, respectively, and (ii) upon termination of his employment with Parent, Employer and their affiliates, the Executive shall forfeit any unvested Restricted Stock that is not then vested. The Executive shall possess dividend rights in respect of the unvested Restricted Stock and, to the extent of issuance of actual Common Stock in lieu of units in respect thereof, voting rights and shall possess all incidents of ownership in respect of vested Restricted Stock.
     3. If the Executive’s termination of employment is treated as a Covered Termination under the CIC Agreement, a fraction of any then unvested Restricted Stock shall vest, with the numerator of such fraction equal to the number of full and partial months of employment since the first or second anniversary of the Closing, as the case may be, and the denominator equal to twenty-four (24) in the case of a termination before the first anniversary of the Closing and twelve (12) in the case of a later termination (such that, in any event, he vests in 1/24th of the Restricted Stock for each full month of employment).
     4. This Agreement shall be of no force or effect if the Merger Agreement terminates before the Closing occurs or if the Executive remains the Chief Executive Officer of Parent effective as of the Closing.
     5. This Agreement (i) shall inure to the benefit of and is enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (ii) shall be binding upon and inures to the benefit of Parent and Employer and their respective successors and assigns.
     6. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, but without giving effect to the principles of conflict of laws of such State.

     7. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supercedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof other than the CIC Agreement.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

RRI ENERGY, INC.

/s/ Mike Jines

By:	Mike Jines
Its:	EVP

RRI ENERGY CORPORATE SERVICES, LLC

/s/ Karen D. Taylor

By:	Karen D. Taylor
Its:	Vice President

/s/ Mark M. Jacobs

MARK M. JACOBS

3